CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectus of Invesco Van Kampen Technology Fund and under the caption “Independent Registered Public Accounting Firm”, the predecessor fund’s auditor, and to the incorporation by reference of our reports dated May 18, 2010 for Invesco Van Kampen Mid Cap Growth Fund, Invesco Van Kampen Small Cap Value Fund, Invesco Van Kampen Utility Fund, and Invesco Van Kampen Value Opportunities Fund, and February 19, 2010 for Invesco Van Kampen Comstock Fund and Invesco Van Kampen Enterprise Fund, in the Statement of Additional Information of AIM Sector Funds (Invesco Sector Funds) in this Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A No. 002-85905) of AIM Sector Funds (Invesco Sector Funds).
ERNST & YOUNG LLP
Chicago, Illinois
December 16, 2010